Exhibit (k)(5)

ORGANIZATIONAL AND OFFERING EXPENSES AGREEMENT

AGREEMENT made this [●] day of [●], 2020, by and between BlackRock Capital Allocation Trust, a Maryland statutory trust (the “Trust”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Advisor”), and is acknowledged and agreed to by BlackRock Investments, LLC (“BRIL”).

WHEREAS, the Trust and the Advisor have separately entered into an Investment Management Agreement dated [●], 2020 (the “Management Contract”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Trust, it is hereby agreed by and between the parties hereto as follows:

1.    The Advisor agrees to pay all of the Trust’s organizational expenses. The Advisor also agrees to pay, if the initial public offering of the Trust (“IPO”) occurs, the Trust’s offering costs of the initial offering of common shares of beneficial interest of the Trust (“shares”). For purposes of this Agreement, “offering costs” do not include management fees payable by the Trust pursuant to the terms of the Management Contract but do include, without limitation, (i) any applicable portion of the Trust’s reimbursement of expenses incurred by the Trust’s underwriters in connection with the IPO, and (ii) reasonable and documented out-of-pocket expenses related to the IPO incurred by certain employees and affiliates (including BRIL), or associated persons thereof, of the Advisor, including in connection with participation in the road show and related activities.

2.    This Agreement may be terminated only by the vote of the Board of Trustees of the Trust, including the vote of the members of the Board who are not “interested persons” of the Trust within the meaning of the Investment Company Act of 1940, as amended.

3.    This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

4.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

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IN WITNESS WHEREOF, the Trust and the Advisor have caused this Agreement to be executed on the day and year first above written.

BLACKROCK CAPITAL ALLOCATION TRUST

By:
Name:
Title:

BLACKROCK ADVISORS, LLC

By:
Name:
Title:

Acknowledged and Agreed to by the following on the day and year first written above:

BLACKROCK INVESTMENTS, LLC

By:
Name:
Title: